Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

ATHENA BITCOIN GLOBAL

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c)	409,413,900	$2.66	$1,089,038,314.00	0.0000097	$100,953.85
Fees to be Paid	Equity	Common Stock, par value $0.001 per share(2)	Rule 457(c)	50,000,000	$2.66	$133,000,000	0.0000097	$12,329.10
	Total Offering Amounts						$1,222,038,314
	Total Fees Previously Paid						—
	Total Fee Offsets						—
	Net Fee Due						$113,282.95

(1) Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based on the average of the $2.61 (bid) and $2.70 (ask) price of the Registrant's Common Stock as reported on the OTC Markets on 02/04/2022, which date is within five business days prior to filing this Registration Statement.

(2) Represents shares of common stock issuable upon the conversion of the principal amount of the Company’s 6% Convertible Debentures Due 2023 (the “Convertible Debentures”) that were acquired by the selling shareholders in a private placement and are offered by the selling stockholders.